Exhibit 99.2

Participants

CORPORATE PARTICIPANTS
Pablo E. Paez	James David Donahue
Vice President-Corporate Relations, The GEO Group, Inc.	Senior Vice President and President, U.S. Corrections and Detention, & International Operations, The GEO Group, Inc.

George C. Zoley
Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President and President, GEO Care, The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS
Kwan Hong Kim	Mark W. Strouse
Analyst, SunTrust Robinson Humphrey, Inc.	Analyst, JPMorgan Securities LLC

Kevin McVeigh
Analyst, Deutsche Bank Securities, Inc.

Management Discussion Section

Operator

Good morning and welcome to The GEO Group Third Quarter 2017 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note today’s event is being recorded.

I would now like to turn the conference over to Pablo Paez, Vice President of Corporate Relations. Please go ahead, sir.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s third quarter 2017 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections and Detention.

This morning, we will discuss our third quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at investors.geogroup.com. Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the Securities Laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone joining us on today’s conference call. We are very pleased with our strong quarterly results and outlook for the balance of the year. Our financial performance reflects continued growth across our diversified real estate and services portfolio.

During the third quarter, we experienced improved occupancy rates across a number of our ICE facilities. We also saw an increase in census at our New Jersey reentry programs, which led to the reactivation of our Delaney Hall facility. With our recent acquisition of CEC now fully integrated, we have approximately 96,000 beds worldwide, which makes GEO the largest private corrections and detention provider in the private sector, and to our knowledge, the fifth largest among all unified corrections organizations in the world. As of the end of the third quarter, we had approximately 5000 available beds at five idle facilities along with approximately 2000 underutilized beds across a number of our active facilities. We continue to actively market this available bed capacity and believe there are number of opportunities to deploy these assets.

As we’ve disclosed in the past on a combined basis, these 7000 available beds could generate between $50 and $60 million in incremental annual adjusted EBITDA at full utilization. We are also involved in several publicly known new business development opportunities. At the federal level The Bureau of Prisons CAR 18 procurement provides an opportunity for us to compete for the management of the 2355 bed Taft, California facility currently under rebid. Proposals were due in June with an award expected in mid-2018. The BOP CAR 19 procurement provides for awards up to 9500 beds under 10-year contracts for existing facilities with not less than 1200 beds, but not more than 1800 beds located anywhere in the continental United States. We have no facilities at risk under rebid in this procurement. Instead, we are able to propose idle facilities in our inventory. Proposals were due in July with awards expected in late 2018.

In Texas, we’re developing a new 1000 bed ICE processing center in the Houston area under a 10-year contract, which we expect to open in late 2018. ICE also has a pending procurement for the management of their government-own 700 bed Florence, Arizona processing center. Proposals were submitted in January and we’re awaiting an award. Additionally, ICE has a procurement for the transportation services for the San Antonio area of responsibility. Proposals were submitted in January and we expect an award to be made by the end of the year. Earlier this month, ICE also issued a request for information for additional capacity in several locations including Detroit, Chicago, St. Paul, Salt Lake City totaling up to 3000 beds. At the state level, the Kansas Department of Corrections has a pending procurement for the development and ownership of a 2400 bed prison facility to replace one of the state’s oldest prisons. Proposals were submitted in September and a contract decision is expected during the fourth quarter.

Turning to the international sector. Our 1300 bed Ravenhall project in Australia is scheduled to achieve operational readiness for prisoner transport intake tomorrow – November 1. The Ravenhall project is essentially a fixed price contract and is expected to begin generating $75 million dollars in annualized revenues from day one. Additionally, our Junee and Parklea Centers in New South Wales are undergoing expansion projects that are expected to add approximately 680 and 650 beds respectively, and to be completed in 2018.

In the UK, our transportation joint venture submitted a proposal to the Scottish Government for court custody and prisoner escort services for which we expect a decision by March of next year. Finally, we remain excited about the expansion of our GEO Continuum of Care offender rehabilitation program which we have implemented at 15 GEO facilities in the U.S. This year we’ve doubled our investment in the GEO Continuum of Care to $10 million dollars compared to $5 million dollars in 2016. We believe strongly that we are at our best when helping those in our care, reenter society as productive and employable citizens. And as always, we remain focused on effectively allocating capital to maximize value for our shareholders with the goal of growing our dividend in tandem with our growth in our earnings and cash flows.

Now I will ask our CFO, Brian Evans, to review our results and guidance.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning to everyone. This morning we reported third quarter GAAP earnings per share of $0.31 cents and AFFO per share of $0.63 cents on quarterly revenues of $567 million dollars, including $21 million dollars in construction revenue.

Excluding M&A related expenses, we reported adjusted net income of $0.34 cents per share. Compared to third quarter 2016, our third quarter 2017 results reflect several items including the activation of the new ICE contract at our company-owned 780 bed Folkston, Georgia facility in January, the issuance of 10.4 million shares of common stock on a post-split basis in March, the refinancing of our credit facility in March and the acquisition of CEC which closed in April. Sequentially from the second quarter this year, our third quarter results reflect higher occupancy rates across a number of our ICE facilities. Looking at the most recent data from U.S. Customs and Border Protection, monthly apprehensions along the Southwest border more than doubled from April to August of this year.

During the third quarter, we also experienced a higher overall census in our New Jersey reentry programs as a result of the restoration of funding following the state government’s shutdown in earlier July. The increase in overall census in our New Jersey operations also led to the reactivation of our Delaney Hall facility in Newark, although we continue to have available capacity at the facility. Moving to our guidance for the balance of the year, we have confirmed our fourth quarter earnings per share guidance in a range of $0.34 to $0.36 cents and AFFO per share in a range of $0.63 to $0.65 cents, on quarterly revenues of $557 to $562 million dollars.

Our fourth quarter guidance reflects the following operational and financial items. The continuation of the improved occupancy rates at our ICE facilities and higher overall census at our New Jersey reentry programs, which we began to experience during the third quarter. The continuation of current contract terms for our company-owned Big Spring Texas facilities through the end of November with our new 10-year contract terms with the BOP beginning on December 1st. The November 1st activation of the Ravenhall facility in Australia at approximately 1000-beds, which is expected to generate approximately $75 million dollars annually at that occupancy level.

The final transition cost related to the CEC acquisition with normalized financial results expected in the first quarter of 2018 and the previously announced discontinuation of the 1,500 bed Allen, Louisiana managed-only contract at the end of August. For the full year we expect net income attributable to GEO to be in a range of $1.25 to $1.27 per share on annual revenues of approximately $2.25 billion. We expect full year adjusted net income per share of $1.37 to $1.39 and full year AFFO of $2.52 to $2.54 per share.

Looking at our liquidity position, we have approximately $550 million dollars in available capacity under our revolving credit facility in addition to an accordion feature of $450 million dollars under the credit facility. In terms of our uses of cash, our growth CapEx is expected to be approximately $105 million dollars in 2017, of which approximately $77 million dollars spent through the end of the third quarter. We also have approximately $17 million dollars in scheduled annual principal payments of debt. Earlier this month, our board declared a quarterly cash dividend of $0.47 cents per share or $1.88 per share annualized. As we have committed to you in the past, we will continue to evaluate our dividend on a quarterly basis with a targeted payout ratio of 75% to 80% of AFFO.

With that, I will turn the call to Dave Donahue for a review of our GEO Corrections and Detention segment.

James David Donahue

Senior Vice President and President, U.S. Corrections and Detention, & International Operations, The GEO Group, Inc.

Thanks, Brian. Good morning, everyone. Looking at our GEO Corrections and Detention segments in the U.S., our state segment has remained stable throughout the entire year. We have long-standing partnerships in eight states, including Florida, Georgia, Oklahoma, Arizona, New Mexico, California, Virginia and Indiana. In four of these states, California, Georgia, Oklahoma and New Mexico, we owned and managed our facilities. In the remaining four states, Florida, Arizona, Virginia, and Indiana, we operate one or more state-owned facilities through managed-only contracts. As we look at the state budget picture, all of our current state customers have stable budgets and our correctional facilities have been able to provide high quality services without being impacted by budgetary constraints. Across our eight state customers, we’ve been expanding the delivery of our GEO Continuum of Care programs, which we have now launched at more than a dozen GEO state facilities. And we are excited about the opportunity to expand our relationships within those states.

In Florida earlier this year, the state legislature allocated $2.9 million dollars in funding to expand the GEO Continuum of Care programs to four additional facilities beyond our company-funded program at Graceville Facility. We also remain optimistic about the opportunity to partner with new states across the country. Several states continue to face capacity constraints, and many of our state customers are facing challenges related to older prisons, which need to be replaced with new and more cost-efficient facilities.

In the states where we operate, the average age of state prisons ranges from approximately 30 to 60 years. The State of Kansas has undertaken a procurement process for the development and ownership of a new 2,400 bed facility to replace the state’s oldest prison facility. Proposals under this procurement were submitted in September with the contract decision expected during the fourth quarter.

Similarly, the State of Wisconsin has begun policy discussions to consider the development of a new facility to replace one of the state’s oldest prison facilities located in the Green Bay area, as well as potentially additionally replacement facilities for some of the state’s oldest prisons.

In Colorado, the Department of Corrections issued a solicitation for the leasing of 250 beds at existing private correctional facilities. Proposals for this procurement were submitted earlier this month and we’re currently awaiting the contract decision. Over the last couple of years, several other states including Michigan, Oklahoma, Alabama and others, have discussed proposals for the use of existing private facilities or the development of new facilities to replace older, more costly facilities.

Moving to our Federal segment. We have enjoyed a three-decade long partnership with the Federal Government and we currently providing services for the Bureau of Prisons, Immigration, Customs Enforcement and the U.S. Marshal Service. In Texas, we’re developing a new 1,000 bed ICE processing center in the Houston area under a new 10-year contract we were awarded by ICE earlier this year. The new center is expected to cost approximately $120 million dollars and will be completed in October of 2018 with expected annualized revenues of $44 million dollars. As it relates to new opportunities, the BOP has two pending procurements for the housing of criminal alien populations.

Under the CAR 19 procurement, the BOP expects to award up to 9,500 beds at existing facilities. The proposals were submitted in July, and the BOP has begun touring the proposed facilities with a contract award decision expected in late-2018. Under the CAR 18 solicitation, the BOP is rebidding the management contract for the government-owned Taft, California facility. We previously operated this facility between 1997 and 2007 and submitted our proposal in June to manage the facility under a new 10-year contract.

ICE has a pending procurement for the management of their government-owned 700 bed Florence, Arizona processing center. Proposals were submitted in January and we’re currently awaiting an award decision. ICE also has a solicitation for secure transportation services in San Antonio, Texas. Proposals were submitted in January with an expected contract decision by the end of the year. Finally, earlier this month, ICE issued a request for information for facilities which could be existing or new sites to be located in the Detroit, Chicago, St. Paul and Salt Lake City areas. On a combined basis, these facilities are expected to have up to 3000 beds.

Touching briefly on the Federal budget process as you may be aware the U.S. Congress passed the short-term continuing resolution in September funding the government through the end of the year. The current continuing resolution provides funds consistent with the prior fiscal year spending levels, which included funding for ICE for approximately 39,000 detention beds. As we reported last quarter, the House Appropriation’s markup released this summer reflected an increase of $700 million dollars for ICE enforcement and removal operations above the prior fiscal year’s funding levels. This proposed increase would provide funding for 44,000 detention beds for ICE, an increase of 5000 beds as well as 1600 additional ICE officers, agents and support staff.

The House Appropriations markup for the Department of Justice included over $1.5 billion dollars in funding for the federal detention under the U.S. Marshals budget. This represents an increase of approximately $82 million dollars to support a projected increase in the average daily population of U.S. Marshals detainees from 51,000 in 2016 to 54,000 in 2018. With respect to the BOP the House Appropriations marked up included approximately $7.1 billion dollars in funding, which represents an increase of $61 million dollars over the prior fiscal year. Congress is expected to work towards approval of the spending bill that will fund the government for the balance of the fiscal year following the expiration of the current continuing resolution at year end.

Moving to our International markets. Our 1300 bed Ravenhall Prison project in Australia is scheduled to achieve operational readiness for prisoner intake tomorrow November 1st. The Ravenhall facility cost approximately $700 million dollars inclusive of a $90 million dollar investment by GEO and is expected to generate approximately $75 million dollars in annual revenues at 1000 bed occupancy under a 25-year contract with Corrections Victoria. This important contract will provide for quarterly fixed payments for the operation of the facility plus a service-linked payment tied to the delivery of rehabilitation and reentry outcomes.

Growing inmate populations have created the need for additional capacity in Australia. To meet this need, two of our facilities in New South Wales; the Junee and Parklea Centers, are undertaking expansion projects totaling approximately 680 and 650 beds respectively, which are expected to be completed in 2018. Finally, our UK joint venture submitted a proposal to the Scottish Government for the provision of court custody and prisoner escort services under a fixed monthly payment along with variable payments based on the number of vehicle trips and movements.

At this time, I’ll turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President and President, GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. GEO Care has had a very active year so far and we’re very pleased with the operational and financial performance of our four divisions. During the third quarter, our reentry division experienced an overall higher census in our New Jersey programs. As you may recall, we had experienced a temporary decline in utilization rates in the State of New Jersey, which was the results of the state budgeting impasse and government shut down in early July. Ultimately, the enacted budget restored the funding for our programs and we experienced a ramp up in the utilization of our facilities over the last two months. In fact, we were able to reactivate our Delaney Hall facility in Newark during the third quarter to provide state funded reentry programs for Essex and Union counties. We remain very optimistic about our expanded reentry platform following the acquisition of CEC.

We’ve identified a number of new business opportunities and have submitted several proposals for residential and non-residential programs. These new potential projects represent more than $85 million dollars in incremental annual revenue opportunity. In terms of our youth services business, we continued to experience stable utilization rates across our facilities. Our youth segment has been stable for the past couple of years after our team undertook a number of consolidation and marketing initiatives. We’re constantly evaluating our youth facility portfolio to ensure we’re maximizing the utilization of our assets and programs.

Moving to our BI electronic monitoring division, the utilization of our ISAP contract with ICE has steadily increased over the last quarter. At the state and local level, BI continues to pursue a number of new business opportunities.

Finally, as we’ve expressed to you in the past, we’re very excited about our GEO Continuum of Care program. Our GEO Continuum of Care division overseas the integration of our industry leading evidence-based rehabilitation programs in prison with post-release support services. We have been implementing these programs at a number of our facilities around the country and we’re already starting to see meaningful results and improved outcomes and reduced recidivism. We believe that our focus on improved rehabilitation and community reentry program is in line with efforts being undertaken by government agencies to invest in meaningful rehabilitation and recidivism reduction programs.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Thank you, Ann. We are very pleased with our strong financial performance and outlook for the balance of the year. Our management team remains focused on capturing new growth opportunities. We continue to carefully evaluate our capital allocation to create sustainable long-term value for our shareholders. We are excited about the continued success of our company and I’d like to thank all of our employees worldwide, many of them who are listening on this call. Their dedication and professionalism are unmatched and have allowed GEO to become the fifth largest corrections organization in the world, and to be recognized by our customers as best-in-class. We remain optimistic about the demands and the trends in our diversified business segments. And we look forward to furthering our commitment to better the lives of those entrusted to us through our GEO Continuum of Care rehabilitation programs. We believe strongly that we are at our best when helping those in our care reenter society as productive and employable citizens.

We are now happy to open the call to your questions.

Question And Answer Section

Operator

Thank you. [Operator Instructions] And our first question will come from Tobey Sommer of SunTrust.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Hi. This is Kwan Kim on for Tobey. Thank you for taking my questions. First up, where do we sit on the ramp up of ICE population from interior enforcement. Is the ramp up still in the beginning stages and how should we think about how border crossings versus interior enforcements will drive ICE population growth in 2018? Thank you.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

I think we are still in the early stages of interior enforcement. And we expect a progressive, I guess, combination of interior enforcement with border crossings to steadily increase the overall census as we see it now as occurred during the third quarter and we forecast for the fourth quarter and for next year. So I think there’s an awareness that ICE is issuing request for information for different additional locations around the country as they expect to establish additional facilities that are primarily driven by the need for additional capacity due to the interior enforcement. So in looking to the future, we believe that the census will continue to increase by virtue of a combination of stronger interior enforcement combined with border crossings.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Got it. And regarding the recent RFP for new ICE bed capacity in the four different cities, is there an appetite for new construction of facilities to meet the ICE requirements? How should we think about GEO’s maximum CapEx acceptable to build new facilities for ICE?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

I think the new RFIs will provide a number of locations for a new builds and GEO has such an appetite for these kinds of facilities particularly with the contemplated length of the contracts, which we estimate to be approximately 10 years. So yes, we’re very interested in those opportunities.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. And lastly for me. On real estate only solutions for GEO, what is the likelihood of signing a new real estate-only deal by the end of this year? Is it more likely now that it will get pushed off to 2018? Thank you.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Well, there’s only a few months left before the end of this year. We expect some decisions to be made towards the end of the year or at the beginning of next year – early part of next year.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you very much.

Operator

And our next question comes from Kevin McVeigh of Deutsche Bank.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Great. Hey Brian, can you help us understand what drove the increase in the guidance on the revenue side. Was that specifically ICE or any other factors?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think the main driver was just the timing of some of the Ravenhall construction related revenue that was off, I think, in the previous quarter, both quarters and then it was better in this third quarter as they catch up. Remember the project is basically winding down from a constructive perspective and the facility’s expected to begin operations here in November.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. And then, can you just remind us on Ravenhall, where does that sit on the income statement. Is that going to be up in the managed-only or in the owned at leased?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, it’s a managed-only facility but we do have an equity investment. So there’ll be some return in either the revenue line or the interest income line related to that equity investment. And then obviously the operations piece will be in operations revenue and op margin.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. Got it. And then my final question was any thoughts on Governor Brown kind of vetoing the use of out of state populations. Any thoughts on that in terms of potential impact for you folks?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Could you clarify that question? Vetoing?

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Yep George. I think the legislature was trying to kind of enact a law that would have prohibited California from enacting the use of out of state facilities, and he vetoed that bill, as I understood it. So I think that’s actually good for the industry. Is there anything kind of potentially out there in California, or is that just kind of keeping his options open?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Well, I think there’s a hope that eventually they won’t need these out of state beds and that remains to be seen whether they ever get to that point or not, because my understanding is, their population continues to increase.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Super. Thank you. [Operator Instructions]

Operator

And our next question will come from Mark Strouse of JPMorgan.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Good morning. Thanks for taking our questions. So I just wanted to kind of follow-up on an earlier question regarding the ICE RFI. Are you able to say what percentage or what kind of mix of those beds could potentially be met using your existing facilities or your idle beds?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

We certainly have a couple of facilities that qualify for the use. In response to the RFI, I can’t really say what, maybe 25% to 50%.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Okay. Okay. That’s helpful. And then just I understand it’s still in RFI and not an RFP but what are your expectations as far as timing of when those beds could potentially come on line?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Well, if the RFI is followed upon meaning that they like what they receive as far as additional capacity and locations, I would think they would move forward with an RFP early next year, decisions by late next year, then the construction of a facility. If it’s a new one, we’ll take another year. If it’s an existing facility, I would think that contract would come on line, let’s say, January 2019.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Understood. Okay. Thank you very much.

Operator

And this concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Okay. Thank you all for listening into this third quarter conference call. We look forward to addressing you on the next call. Thank you.

Operator

This conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.